Exhibit 99.1

NASTECH RAISES $12.5 MILLION IN SALE OF
COMMON STOCK AND WARRANTS

Bothell, Wash., June 28, 2004 – Nastech Pharmaceutical Company Inc. (Nasdaq:NSTK) today announced that it has raised $12.5 million through the sale of approximately 1.14 million shares of common stock at a price of $11.00 per share to an institutional investor. The purchase price represents a premium of 15% to the closing price of Nastech’s common stock on June 24, 2004, the day prior to the sale. The transaction also includes warrants to purchase initially 511,364 shares of Nastech common stock, subject to adjustment pursuant to the terms of the warrants, at an exercise price of $14.40 per share. The offering and sale was made pursuant to the Company’s effective shelf registration statement.

WR Hambrecht + Co, LLC served as financial advisor to Nastech on this transaction.

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is an emerging pharmaceutical company dedicated to the development and commercialization of innovative drug delivery technologies and products. The Company’s proprietary technologies focus on the delivery of small and large molecule drugs by nasal administration. Intranasal drug delivery may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of obesity, sexual dysfunction, pain management, and osteoporosis. Additional information about Nastech is available at http://www.Nastech.com.

CONTACTS:

Gregory L. Weaver	Burns McClellan
Chief Financial Officer	Aline Schimmel (Investors)
(425) 908-3600	Kathy Jones, Ph.D. (Media)
(212) 213-0006